                                                Filed Pursuant to Rule 424(B)(5)
                                                    Registration No. 333-116800

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 2, 2004)

                                  $300,000,000

                            (SOVEREIGN BANCORP LOGO)
                           Senior Floating Rate Notes
                                    Due 2006
--------------------------------------------------------------------------------
This is an offering of Senior Floating Rate Notes Due 2006 (the "notes") of Sovereign Bancorp, Inc. ("Sovereign"). Sovereign will pay interest on the notes at a rate equal to the then applicable U.S. dollar three-month LIBOR rate plus 0.33%, and will pay such interest on each February 25, May 25, August 25, and November 25, commencing on November 26, 2004, and at maturity. The notes will mature on August 25, 2006. There is no sinking fund for the notes. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes will not be listed on any securities exchange.

The notes will be unsecured obligations of Sovereign and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of such security and will also effectively rank junior to all existing and future liabilities of Sovereign Bank and our other subsidiaries, which conduct all of our operations. The notes are not redeemable at our option, nor are they repayable prior to maturity at the option of the holders.

                                                              Per Note      Total
                                                              --------      -----
Public Offering Price.......................................  100.00%    $300,000,000
Underwriting Discount.......................................    0.20%    $    600,000
Proceeds to Sovereign.......................................   99.80%    $299,400,000

The initial public offering price set forth above does not include accrued interest. Interest on the notes will accrue from August 27, 2004.

The notes are not savings or deposit accounts of Sovereign or any of its subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or insurer.

Neither the Securities and Exchange Commission nor any other federal or state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry only form will be made on August 27, 2004, through The Depository Trust Company.

--------------------------------------------------------------------------------

                          Joint Book-Running Managers
JPMORGAN                                                         LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
August 24, 2004

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
---------------------                   ----
Forward-Looking Statements............   iii
The Offering..........................   S-1
Sovereign Bancorp, Inc................   S-3
Use of Proceeds.......................   S-4
Our Consolidated Ratios of Earnings to
  Fixed Charges.......................   S-4
Description of the Notes..............   S-5
Certain U.S. Federal Tax
  Considerations......................  S-10
Underwriting..........................  S-13
Legal Matters.........................  S-14

PROSPECTUS                               PAGE
----------                               ----
About This Prospectus..................   ii
Where You Can Find More Information....   ii
Incorporation by Reference.............   ii
Forward-Looking Statements.............  iii
Prospectus Summary.....................    1
Risk Factors...........................    3
The Securities We May Offer............    6
The Trusts.............................    6
The Securities the Trusts May Offer....    7
Use of Proceeds........................    7
Our Ratios of Earnings to Fixed
  Charges..............................    7
Description of Common Stock............    7
Description of Preferred Stock.........    8
Description of Depositary Shares.......   10
Description of Debt Securities.........   12
Description of Warrants................   24
Description of Stock Purchase Contracts
  and Stock Purchase Units.............   27
Description of Capital Securities......   27
Description of Trust Preferred
  Securities and Trust Guarantees......   31
Certain Tax Considerations.............   34
Plan of Distribution...................   34
ERISA Considerations...................   36
Legal Matters..........................   36
Experts................................   36

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date appearing on the front cover of this prospectus supplement. Sovereign's business, financial condition, results of operations and prospects may have changed since that date.

     References in this prospectus supplement to "Sovereign," "we" and "our" refer to Sovereign Bancorp, Inc., unless otherwise specified or the context otherwise requires it to refer to Sovereign Bancorp, Inc. and its subsidiaries.

     References in this prospectus supplement to "Sovereign Bank" refer to Sovereign Bank and its consolidated subsidiaries, unless otherwise specified.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and accompanying prospectus is current only as of their respective dates.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by us or on our behalf. We may from time to time make forward-looking statements in our filings with the Securities and Exchange Commission, in our reports to shareholders (including our 2003 Annual Report) and in other communications by us, which are made in good faith by us, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of our disclosure communications, including any statements preceded by, followed by or which include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

     These forward-looking statements include statements with respect to our, and our subsidiaries', vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including statements relating to:

     - growth in net income, shareholder value and internal tangible equity generation;

     - growth in earnings per share;

     - return on equity;

     - return on assets;

     - efficiency ratio;

     - Tier 1 leverage ratio;

     - annualized net charge-offs and other asset quality measures;

     - fee income as a percentage of total revenue;

     - ratio of tangible equity to assets;

     - book value and tangible book value per share; and

     - loan and deposit portfolio compositions, employee retention, deposit retention, asset quality and reserve adequacy.

     These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:

     - the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

     - the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     - inflation, interest rate, market and monetary fluctuations;

     - our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

     - the possibility that expected merger-related charges are materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at acquisition date and related adjustments to yield and/or amortization of the acquired assets and liabilities are materially different from those forecasted;

     - deposit attrition, customer loss, revenue loss and business disruption following our acquisitions, including adverse effects on relationships with employees may be greater than expected;

     - anticipated acquisitions may not close on the expected closing date or they may not close;

     - the conditions to closing anticipated acquisitions, including stockholder and regulatory approvals, may not be satisfied;

     - our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

     - the willingness of customers to substitute competitors' products and services and vice versa;

     - our ability and the ability of our third party vendors to convert and maintain our data processing and related systems on a timely and acceptable basis and within projected cost estimates;

     - the impact of changes in financial services policies, laws and regulations, including laws, regulations, policies and practices concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles;

     - technological changes;

     - our competitors may have greater financial resources and develop products and technology that enable our competitors to compete more successfully than us;

     - changes in consumer spending and savings habits;

     - terrorist attacks in the United States or upon United States interests abroad, or armed conflicts relating to these attacks;

     - armed conflicts involving the United States military;

     - regulatory or judicial proceedings;

     - changes in asset quality; and

     - our success in managing the risks involved in the foregoing.

     If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution you not to place undue reliance on any forward-looking information and statements. The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document.

     We do not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                  THE OFFERING

     The following is a brief summary of certain terms of this offering. This summary does not purport to be complete and is taken from, and is qualified in its entirety by reference to, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference or referred to in the accompanying prospectus. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus supplement.

ISSUER........................   Sovereign Bancorp, Inc.

NOTES OFFERED.................   $300,000,000 aggregate principal amount of
                                 Senior Floating Rate Notes Due 2006

MATURITY......................   August 25, 2006

INTEREST PAYMENT DATES........   Interest on the notes will be payable at a rate
                                 equal to the then applicable United States dollar three-month LIBOR rate plus 0.33%, payable quarterly on each February 25, May 25, August 25, and November 25, commencing on
                                 November 26, 2004, and at maturity.

REDEMPTION....................   The notes are not redeemable at our option, nor
                                 are they repayable prior to maturity at the option of the holders.

RANKING.......................   The notes will be our unsecured senior
                                 obligations. The notes will rank on parity with all of our existing and future senior unsecured debt and senior to any of our existing and future subordinated debt. As of June 30, 2004, we had approximately $692.5 million of funded senior debt outstanding, all of which is secured by a pledge of all of the voting stock of Sovereign Bank. Such debt, to the extent of the lien on such Sovereign Bank stock, will rank senior to the notes.

                                 Our obligations under the notes are effectively subordinated to all existing and future obligations of our subsidiaries, including Sovereign Bank's obligations to depositors.

USE OF PROCEEDS...............   We will use the net proceeds of the offering
                                 for general corporate purposes, including as partial consideration for the redemption of $500 million aggregate principal amount of our 10.5% senior notes due 2006.

FORM AND DENOMINATION.........   The notes will be issued in the form of one or
                                 more global certificates registered in the name of Cede & Co. as nominee of The Depository
                                 Trust Company ("DTC") and beneficially held in book-entry form by participants in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

                                 Ownership of beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC or its direct and indirect participants. Except as described under "Description of the Notes -- Book-Entry, Delivery and Form," owners of beneficial interests in the notes will not be entitled to receive certificated notes in registered form and will not be considered holders of notes.

GOVERNING LAW.................   The notes and the indenture under which they
                                 will be issued will be governed by New York law.

RATING........................   The notes will be rated BBB- by Standard and
                                 Poor's Ratings Services, a division of The
                                 McGraw-Hill Companies, Inc. ("S&P") and Baa3 by
                                 Moody's Investors Service, Inc. ("Moody's").

                                 Ratings are not a recommendation to purchase, hold, or sell notes inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by us and obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or availability of, such information.

LISTING.......................   The notes will not be listed, quoted or traded
                                 on or by any securities exchange, listing authority or quotation system.

                            SOVEREIGN BANCORP, INC.

     Sovereign is the parent company of Sovereign Bank, a financial institution with $55 billion in assets, 597 community banking offices, approximately 1,000 ATMs and about 9,500 team members in Pennsylvania, New Jersey, Connecticut, New Hampshire, New York, Rhode Island, Delaware and Massachusetts. Sovereign's primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, residential mortgage loans, home equity lines of credit, and auto and other consumer loans in the communities served by those offices. Sovereign also purchases portfolios of residential mortgage loans and other consumer loans originated throughout the United States.

     Sovereign Bank was organized in 1984. Sovereign was incorporated in 1987, and since 1990, it has acquired 26 financial institutions, branch networks and related businesses. Seventeen of these acquisitions, with assets totaling approximately $32 billion, have been completed since 1995, including its recent acquisition of Seacoast Financial Services Corporation.

     Sovereign believes that as a result of continuing consolidation in the financial services industry, there is an increasing need for a super-community bank in the northeastern United States. Sovereign considers a super-community bank to be a bank with the size and range of commercial, business and consumer products to compete with larger institutions, but with the orientation to relationship banking and personalized service usually found at smaller community banks.

     In response to this need, in 1996, Sovereign initiated a strategy to transform itself from a traditional mortgage lender into a super-community bank by:

     - targeting small and medium size businesses through offering a broader array of commercial and business banking products and services;

     - changing the mix of its deposits and, while endeavoring to preserve its credit quality, changing the mix of its assets to be more characteristic of a commercial bank;

     - increasing its penetration into larger, more densely populated markets in the northeastern United States;

     - preserving its orientation toward relationship banking and personalized service, as well as its sales-driven culture; and

     - increasing its non-interest income as a percentage of net income.

     During 2000, Sovereign substantially completed this transformation by acquiring $12.3 billion of deposits, $8.0 billion of loans, and 281 community banking offices located in Massachusetts, Rhode Island, Connecticut and New Hampshire from FleetBoston Financial Corporation. As a result of that transaction, Sovereign doubled its deposit base, changed the mix of loans and deposits to be more characteristic of a commercial bank, and increased the breadth and depth of senior and middle management. Since that time, Sovereign has completed three additional acquisitions of community banks, including Sovereign's acquisition of Seacoast, which was completed July 23, 2004.

     Sovereign from time to time continues to review acquisition opportunities.

     Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania and its telephone number is (215) 557-4630. Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania.

     Sovereign Bank is a federally chartered savings bank and operates in a heavily regulated environment. Changes in laws and regulations affecting Sovereign and its subsidiaries may have an impact on its operations. See "Business -- Supervision and Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in the accompanying prospectus.

RECENT AND PENDING ACQUISITIONS

     On July 23, 2004, Seacoast Financial Services Corporation, a thrift holding company with assets of approximately $5.4 billion and deposits of approximately $3.7 billion, merged with and into Sovereign in a transaction valued at approximately $1.1 billion on the closing date. Upon completion of the transaction, 62 full service banking offices in southeastern Massachusetts were added to Sovereign Bank's franchise.

     On March 9, 2004, Sovereign announced the execution of a definitive agreement to acquire Waypoint Financial Corp. in a transaction valued at approximately $980 million on March 9, 2004. Upon completion of the acquisition, Waypoint shareholders will be entitled to receive either 1.262 shares of Sovereign common stock or $28.00 in cash, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 70% of the Waypoint shares of common stock will be exchanged for Sovereign common stock and 30% will be exchanged for cash. Waypoint is a bank holding company headquartered in Harrisburg, Pennsylvania with assets of approximately $5.4 billion and deposits of approximately $2.8 billion as of June 30, 2004. Waypoint operates 66 community banking offices in ten counties in south central Pennsylvania and northern Maryland. The acquisition of Waypoint is subject to shareholder and regulatory approval. Sovereign expects to complete its acquisition of Waypoint sometime in January 2005.

                                USE OF PROCEEDS

     We will use the net proceeds of the offering for general corporate purposes, including as partial consideration for the redemption of $500 million aggregate principal amount of our 10.5% senior notes due 2006.

              OUR CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown. For purposes of computing the ratios, earnings represent income before income taxes before adjustment for minority interests, plus fixed charges, less preference security dividend requirements of consolidated subsidiaries. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

                                                   SIX MONTHS
                                                     ENDED          YEAR ENDED DECEMBER 31,
                                                    JUNE 30,    --------------------------------
                                                      2004      2003   2002   2001   2000   1999
                                                   ----------   ----   ----   ----   ----   ----
Consolidated ratios of earnings to fixed charges:
  Including interest on deposits.................     1.79      1.70   1.48   1.11   N/A(1) 1.27
  Excluding interest on deposits.................     2.18      2.20   1.91   1.26   N/A(1) 1.48

---------------

(1) We incurred a net loss in 2000 and as a result had a deficiency of $93.8 million and $90.2 million for the ratio of earnings to fixed charges including interest and excluding interest, respectively.

                            DESCRIPTION OF THE NOTES

     This description of the terms of the notes adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. If this summary differs in any way from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

GENERAL

     The notes will initially be limited to a total principal amount of $300,000,000. The notes will be our unsecured senior obligations. The notes will mature at 100% of their principal amount on August 25, 2006. We may not redeem the notes prior to their maturity, nor are they repayable prior to maturity at the option of the holders. There is no sinking fund for the notes. We do not intend to apply for listing of the notes on any securities exchange.

     We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity date and other terms (except for the public offering price and issue date) as such notes. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of senior debt securities under the Indenture. No additional notes may be issued if an event of default under the Indenture has occurred and is continuing with respect to the notes.

     For so long as we maintain our credit facility with the Bank of Scotland, the covenant described in the prospectus in the third paragraph under the heading "Description of Debt Securities -- Covenants Contained in Indentures" relating to limitations on liens on the voting stock of Sovereign Bank will not apply to the notes. As a result, we may incur additional senior debt under that credit facility, or otherwise incur senior debt with the consent of the lender or lenders under that credit facility, that is secured by a lien on the voting stock of Sovereign Bank without securing the notes with any lien on such Sovereign Bank stock. The outstanding principal balance under the credit facility at June 30, 2004, was approximately $180,000,000, all of which is secured by the voting stock of Sovereign Bank. The terms of the notes preclude us from having more than $500,000,000 in borrowings outstanding under that credit facility at any one time.

     The notes are subject to defeasance. See "Description of Debt Securities -- Defeasance" in the accompanying prospectus.

INTEREST

     The notes will bear interest from August 27, 2004. The interest rate per annum for the notes will be reset quarterly on the first day of each Interest Period (as defined below) and will be equal to LIBOR (as defined below) plus 0.33%, as determined by the calculation agent. BNY Midwest Trust Company will initially act as calculation agent. The amount of interest for each day the notes are outstanding, which we refer to as the "Daily Interest Amount," will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

     We will pay interest on the notes on each February 25, May 25, August 25, and November 25, commencing November 26, 2004, and at maturity. Each of these dates on which we will pay interest is referred to as an "Interest Payment Date." If any Interest Payment Date would fall on a day that is not a business day (as defined below), other than the Interest Payment Date that is also the date of maturity, that Interest Payment Date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that Interest Payment Date will be the immediately preceding day that is a business day. If the date of maturity is not a business day, payment of principal and interest on the notes will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on a note will be paid to the person in whose name such note was registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the applicable Interest Payment Date. For purposes of this section, a business day is a day other than a Saturday, a Sunday or any other day on which banking institutions in Philadelphia, Pennsylvania or New York, New

York are authorized or required by law or executive order to remain closed and which is also a London Banking Day (as defined below).

     Except as described below for the first Interest Period, on each Interest Payment Date, we will pay interest for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the next day preceding that Interest Payment Date. We will refer to this period as an "Interest Period." The first Interest Period will begin on and include August 27, 2004 and, subject to the immediately preceding paragraph, will end on and include November 25, 2004.

     "LIBOR," with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the Determination Date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide that bank's offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

     "Determination Date" with respect to an Interest Period will be the second London Banking Day preceding the first day of the Interest Period.

     "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

     "Representative Amount" means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

     "Telerate Page 3750" means the display designated as "Page 3750" on Moneyline Telerate, Inc. or any successor service (or such other page as may replace Page 3750 on that service or a successor service).

     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested.

     The calculation agent will, upon the request of the holder of any note, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the notes. We may appoint a successor calculation agent with the written consent of the paying agent, which consent shall not be unreasonably withheld.

BOOK-ENTRY, DELIVERY AND FORM

     We have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

     The notes will be issued as fully-registered global notes which will be deposited on August 27, 2004, with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as "DTC," and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Beneficial interests in the global notes will be held in denominations of $1,000 and multiples of $1,000. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Notes represented by a global note can be exchanged for definitive notes in registered form only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

     - we in our sole discretion determine that global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

     - an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive notes issued in denominations of $1,000 and multiples of $1,000 in registered form for the same aggregate amount. The definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

     We will make principal and interest payments on all notes represented by a global note to the paying agent, which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

     - any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

     - any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

     - the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

     DTC has advised us that its current practice is to credit participants' accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC's records, upon DTC's receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

  DTC

     So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the Notes. Owners of beneficial interests in the Notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture.

     Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

     We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934.

     DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own The Depository Trust & Clearing Corporation, the parent company of DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC or its respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

TRUSTEE, PAYING AGENT, AUTHENTICATING AGENT AND REGISTRAR

     BNY Midwest Trust Company will act as trustee for the notes, which will be issued under an indenture dated as of February 1, 1994, as amended or supplemented from time to time, between us and the trustee. The indenture is a senior indenture as described in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. From time to time, we and some of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. BNY Midwest Trust Company will initially serve as the authenticating agent, paying agent and security registrar for the notes. BNY Midwest Trust Company will also serve as the initial calculation agent.

NOTICES

     Any notices required to be given to the holders of the notes will be given to DTC.

GOVERNING LAW

     The indenture and the notes are governed by and will be construed in accordance with New York law.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

     The following discussion is a general summary of certain anticipated U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes. This summary is of a general nature only and does not consider all of the possible U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes and is not intended to and does not exhaust all possible aspects of U.S. federal income taxation that may be relevant to a holder based on such holder's particular circumstances.

     This summary is based on the Internal Revenue Code of 1986, as amended, or the "Code," regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes at initial issuance, and own the notes as capital assets and not as part of a "straddle," "hedge," "synthetic security" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, insurance companies, tax exempt organizations, retirement plans, estates, trusts, real estate investment trusts, regulated investment companies, dealers in securities or currencies, expatriates or investors whose functional currency is not the U.S. dollar). This summary also does not address the U.S. alternative minimum tax or the U.S. federal income tax and withholding issues relating to the holding of notes through partnerships or entities that are treated as partnerships for U.S. federal income tax purposes. If a partnership (including any entity that is treated as a partnership for U.S. federal tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A BENEFICIAL OWNER OF NOTES THAT IS A PARTNERSHIP, AND PARTNERS IN SUCH PARTNERSHIP, SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, BENEFICIAL OWNERSHIP AND DISPOSITION OF NOTES.

     We will not seek a ruling from the Internal Revenue Service, or the IRS, with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial holder of the notes and not the record holder. PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, BENEFICIAL OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     The following is a general summary of certain anticipated U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a United States person, or a "U.S. Holder." For purposes of this discussion, a U.S. Holder means:

     - a citizen or resident of the United States;

     - a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

     - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or to the extent provided in Treasury regulations, certain trusts in existence on August 19, 1996, and treated as United States persons prior to that date that elect to be treated as United States persons.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

  TREATMENT OF INTEREST

     Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid (in accordance with the U.S. Holder's method of tax accounting).

  TREATMENT OF DISPOSITIONS OF NOTES

     Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the U.S. Holder is treated as having held the note for more than one year. The ability to use capital losses to offset ordinary income in determining taxable income generally is limited.

FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general summary of certain anticipated U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is not a United States person, or a "Non-U.S. Holder." The IRS has issued regulations that set forth procedures to be followed by a Non-U.S. Holder to establish foreign (Non-U.S.) status for certain U.S. federal income tax purposes. Prospective investors should consult their tax advisors concerning the requirements imposed by the regulations and their effect on the U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes.

  TREATMENT OF INTEREST AND DISPOSITION OF NOTES

     Generally, interest paid or accrued to a Non-U.S. Holder that is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder will be considered "portfolio interest" and generally will not be subject to U.S. federal income tax and withholding tax, as long as the Non-U.S. Holder: (a) is not (i) actually or constructively a "10-percent shareholder" with respect to the issuer, (ii) a "controlled foreign corporation" with respect to which the issuer is a "related person" within the meaning of the Code, unless certain exceptions apply, or (iii) a bank receiving interest on the notes in the manner described in section 881(c)(3)(A) of the Code; and (b) provides an appropriate statement, signed under penalties of perjury, identifying the Non-U.S. Holder and certifying, among other things, that the Non-U.S. Holder is not a United States person and providing such Non-U.S. Holder's name and address, which certification, generally, may be made on Form W-8BEN. If the information provided in the statement changes, the Non-U.S. Holder must report that change within thirty days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years. To the extent these conditions are not met or the interest paid or accrued to a Non-U.S. Holder is not "portfolio interest," such interest would be subject to U.S. federal income and withholding tax at a current rate of 30%, unless an income tax treaty reduces or eliminates such tax or the interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder (as discussed below).

     Generally, any gain realized on the sale, exchange, retirement or other taxable disposition of a note by a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that: (a) such gain is not effectively connected with the conduct of a trade or business in the United States by such

Non-U.S. Holder; and (b) in the case of an individual Non-U.S. Holder, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year and certain other requirements are met.

     If the interest, gain or income on a note held by a Non-U.S. Holder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, such holder -- although exempt from withholding tax previously discussed if a duly executed Form W-8ECI is furnished -- generally will be subject to U.S. federal income tax on the interest, gain or income at regular U.S. federal income tax rates. In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     When required, we will report to the holders of the notes and the IRS amounts paid or accrued on the notes and the amount of any tax withheld from such payments.

     Backup withholding tax and certain information reporting requirements may apply to payments of principal and interest made to, and the proceeds from the sale or other disposition of a note by, a U.S. Holder if (i) the U.S. Holder fails to furnish its Taxpayer Identification Number to the payor in the manner required, (ii) the IRS notifies the payor that the U.S. Holder has furnished an incorrect Taxpayer Identification Number, (iii) the IRS notifies the payor that the U.S. Holder has failed to report properly payments of interest and dividends, or (iv) under certain circumstances, the U.S. Holder fails to certify, under penalty of perjury, that it has both furnished a correct Taxpayer Identification Number and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as, generally, corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. Each holder other than one who is not subject to the reporting requirements will be required to provide, under penalties of perjury, a certificate containing its name, address, correct U.S. federal Taxpayer Identification Number, which includes a social security number, and a statement that the holder is not subject to backup withholding. Should a non-exempt holder fail to provide the required certification or should the IRS notify BNY Midwest Trust Company that the holder has provided an incorrect U.S. federal Taxpayer Identification Number or is otherwise subject to backup withholding, BNY Midwest Trust Company or the issuer will be required to withhold or cause to be withheld an applicable percentage of the interest otherwise payable to the holder, or the proceeds from the sale or other disposition of the notes, and remit the withheld amounts to the IRS as a credit against the holder's U.S. federal income tax liability. The applicable backup withholding percentage for 2004 and subsequent tax years is 28%, subject to increase to 31% after 2010. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     Backup withholding tax and certain information reporting requirements may also apply to payments of principal and interest made to, and the proceeds from the sale or other disposition of a note by, a Non-U.S. Holder. The IRS has issued regulations that set forth the circumstances under which information reporting and/or backup withholding will apply to Non-U.S. Holders. Prospective investors that would qualify as Non-U.S. Holders should consult their tax advisors concerning the requirements imposed by the regulations and their effect on the application of U.S. federal backup withholding tax and certain information reporting requirements.

     Backup withholding is not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE BENEFICIAL OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     We and the representatives for the underwriters named below have entered into an underwriting agreement, dated August 24, 2004, with respect to the notes. Subject to certain conditions, each of the underwriters named below has severally agreed to purchase the principal amount of notes set forth opposite such underwriter's name in the following table:

                                                                PRINCIPAL
UNDERWRITER                                                       AMOUNT
-----------                                                    ------------
J.P. Morgan Securities Inc..................................   $135,000,000
Lehman Brothers Inc.........................................    135,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........     30,000,000
                                                               ------------
  Total.....................................................   $300,000,000
                                                               ============

     The underwriting agreement provides that the several underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitment of non-defaulting underwriters may be increased or the offering of notes may be terminated. The underwriting agreement may be terminated by the underwriters prior to the issuance of the notes in certain circumstances.

     Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.10% of the principal amount of the notes. The underwriters may allow, and those dealers may reallow, a discount of 0.05% of the principal amount of the notes to other broker/dealers. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Sovereign has agreed that, for a period of 30 days following August 27, 2004, it will not, without the prior written consent of the representatives, offer, sell, grant any option for the sale of or otherwise dispose of any debt securities of Sovereign which are substantially similar to the notes.

     We estimate that our share of the total expenses of the offering will be approximately $200,000.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     Certain of the underwriters will make the notes available for distribution on the internet through a proprietary web site and/or third party system operated by MarketAxess Corporation, an internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between certain of the underwriters and their customers and is not a party to this offering. MarketAxess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions conducted through the system. Certain of the underwriters will make the notes available to their customers through internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

     We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be on the third business day following the date the notes are priced.

     Certain of the underwriters and their affiliates, from time to time, may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including banking, financial, advisory and investment banking services, for Sovereign and its subsidiaries, for which they receive customary fees.

                                 LEGAL MATTERS

     Stevens & Lee, P.C., Philadelphia, Pennsylvania, will issue an opinion about the legality of the notes. Certain legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

PROSPECTUS

                                 $1,000,000,000

                            (SOVEREIGN BANCORP LOGO)
May Offer --
                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units
                                   The Trusts
May Offer --
                           Trust Preferred Securities
--------------------------------------------------------------------------------
We and, in the case of the trust preferred securities, the applicable Trust, may offer and sell from time to time up to $1,000,000,000 of the securities. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of offering.

This prospectus contains a general description of the securities that may be offered. The specific terms of the securities will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol
"SOV."

These securities are not savings or deposit accounts or other obligations of any of our bank or nonbank subsidiaries and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

  Investing in the securities offered by this prospectus and the accompanying prospectus supplement involves risks. See "Risk Factors" beginning on page 10.
--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
This Prospectus is dated July 2, 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................   ii
WHERE YOU CAN FIND MORE INFORMATION.........................   ii
INCORPORATION BY REFERENCE..................................   ii
FORWARD-LOOKING STATEMENTS..................................  iii
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    3
THE SECURITIES WE MAY OFFER.................................    6
THE TRUSTS..................................................    6
THE SECURITIES THE TRUSTS MAY OFFER.........................    7
USE OF PROCEEDS.............................................    7
OUR RATIO OF EARNINGS TO FIXED CHARGES......................    7
DESCRIPTION OF COMMON STOCK.................................    7
DESCRIPTION OF PREFERRED STOCK..............................    8
DESCRIPTION OF DEPOSITARY SHARES............................   10
DESCRIPTION OF DEBT SECURITIES..............................   12
DESCRIPTION OF WARRANTS.....................................   24
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................   27
DESCRIPTION OF CAPITAL SECURITIES...........................   27
DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST
  GUARANTEES................................................   31
CERTAIN TAX CONSIDERATIONS..................................   34
PLAN OF DISTRIBUTION........................................   34
ERISA CONSIDERATIONS........................................   36
LEGAL MATTERS...............................................   36
EXPERTS.....................................................   36

                             ABOUT THIS PROSPECTUS

     This prospectus is a combined prospectus that is part of two registration statements that we and the Trusts filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we and, in the case of the trust preferred securities, the applicable Trust, may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

     This prospectus provides you with a general description of the securities we and the Trusts may offer. Each time we or the Trusts sell securities, we or the applicable Trust will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we or the Trusts make in this prospectus will be modified or superseded by any inconsistent statement made by us or the Trusts in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, we and the Trusts have filed a registration statement (No. 333-116800) relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

                           INCORPORATION BY REFERENCE

     We "incorporate by reference" into this prospectus certain of the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

     - our Current Reports on Form 8-K filed with the SEC on January 28, 2004, March 11, 2004, March 17, 2004, and April 13, 2004;

     - the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement; and

     - the description of our stock purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address:

                         Investor Relations Department
                                 Sovereign Bank
                              Mail Code 11-900-IR5
                                 P.O. Box 12646
                          Reading, Pennsylvania 19612
                                 (610) 208-8681

     No separate financial statements of the Trusts have been included or incorporated by reference herein. We and the Trusts do not consider such financial statements material to holders of trust preferred securities because:

     - all of the voting securities of each Trust will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934;

     - no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities, and, possibly, warrants and other securities of Sovereign Bancorp, Inc.; and

     - the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by us to the extent set forth herein.

See "The Trusts" and "Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us, the Trusts or on behalf of us or the Trusts. We may from time to time make forward-looking statements in our filings with the Securities and Exchange Commission, in our reports to shareholders (including our 2003 Annual Report) and in other communications by us, which are made in good faith by us, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of our disclosure communications, including any statements preceded by, followed by or which include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

     These forward-looking statements include statements with respect to our vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including statements relating to:

     - growth in net income, shareholder value and internal tangible equity generation;

     - growth in earnings per share;

     - return on equity;

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

     - return on assets;

     - efficiency ratio;

     - tier 1 leverage ratio;

     - annualized net charge-offs and other asset quality measures;

     - fee income as a percentage of total revenue;

     - ratio of tangible equity to assets or other capital adequacy measures;

     - book value and tangible book value per share; and

     - loan and deposit portfolio compositions, employee retention, deposit retention, asset quality, and reserve adequacy.

     These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although we and the Trusts believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond the control of us and the Trusts). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:

     - the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

     - the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     - inflation, interest rate, market and monetary fluctuations;

     - our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

     - the possibility that expected merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of the acquired assets and liabilities at acquisition date and related adjustments to yield and/or amortization of the acquired assets and liabilities are materially different from those forecasted;

     - deposit attrition, customer loss, revenue loss and business disruption following our acquisitions, including adverse effects or relationships with employees may be greater than expected;

     - anticipated acquisitions may not close on the expected closing date or may not close;

     - the conditions to closing anticipated acquisitions, including stockholder and regulatory approvals, may not be satisfied;

     - our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

     - the willingness of customers to substitute competitors' products and services and vice versa;

     - the ability of us and our third party vendors to convert and maintain our data processing and related systems on a timely and acceptable basis and within projected cost estimates;

     - the impact of changes in financial services policies, laws and regulations, including laws, regulations, policies and practices concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles;

     - technological changes;

     - changes in consumer spending and savings habits;

     - terrorist attacks in the United States or upon United States interests abroad, or armed conflicts relating to these attacks;

     - armed conflicts involving the United States military;

     - regulatory or judicial proceedings;

     - changes in asset quality; and

     - our success in managing the risks involved in the foregoing.

     If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and the accompanying prospectus supplement. Therefore, we and the Trusts caution you not to place undue reliance on any forward-looking information and statements. The effects of these factors are difficult to predict. New factors emerge from time to time, and we cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward looking statement. Any forward looking statements only speak as of the date of this prospectus.

     Neither we nor the Trusts intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to us or the Trusts are expressly qualified by these cautionary statements.

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of us and the Trusts and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information about us and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus, which explains the general terms of the securities that we and the Trusts may offer;

     - the accompanying prospectus supplement, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

     - the documents referred to in "Where You Can Find More Information" for information about us, including our financial statements.

SOVEREIGN BANCORP, INC.

  GENERAL

     Sovereign Bancorp, Inc. ("Sovereign"), is the parent company of Sovereign Bank ("Sovereign Bank"), a $47 billion financial institution with 535 community banking offices, approximately 900 ATMs and about 8,300 team members in Pennsylvania, New Jersey, Connecticut, New Hampshire, New York, Rhode Island, Delaware and Massachusetts. Sovereign's primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, residential mortgage loans, home equity lines of credit, and auto and other consumer loans in the communities served by those offices. Sovereign also purchases portfolios of residential mortgage loans and other consumer loans originated throughout the United States.

     Sovereign Bank was created in 1984 under the name Penn Savings Bank, F.S.B. through the merger of two financial institutions with market areas primarily in Berks and Lancaster counties, Pennsylvania. Sovereign Bank assumed its current name on December 31, 1991. Sovereign was incorporated in 1987. Sovereign has acquired 25 financial institutions, branch networks and related businesses since 1990. Seventeen of these acquisitions, with assets totaling approximately $27 billion, have been completed since 1995, including its recent acquisition of First Essex Bancorp, Inc..

     Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania and its telephone number is (215) 557-4630. Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania.

     Sovereign Bank is a federally chartered savings bank and operates in a heavily regulated environment. Changes in laws and regulations affecting Sovereign and its subsidiaries may have an impact on its operations.

  RECENT AND PENDING ACQUISITIONS

     On February 6, 2004, Sovereign completed the purchase of First Essex, a commercial bank holding company headquartered in Andover, Massachusetts, and the results of First Essex's operations subsequent to the purchase date are included in Sovereign's financial statements for the quarter ended March 31, 2004. Sovereign issued 12.7 million shares of common stock and exchanged Sovereign stock options for existing First Essex options, whose combined value totaled $209.9 million, and made cash payments of $208.2 million to acquire and convert all outstanding First Essex shares and employee stock options and pay associated fees. The value of the common stock was determined based on the average price of Sovereign's shares over the three day period preceding and subsequent to the announcement date. The First Essex acquisition has added eleven full-service banking offices in northern Massachusetts and nine full-service banking offices in southern New Hampshire to Sovereign Bank's franchise.

     On January 26, 2004, Sovereign announced that it had entered into a merger agreement with Seacoast Financial Services Corporation ("Seacoast"), pursuant to which Sovereign agreed to acquire Seacoast in an all stock transaction valued at approximately $1.1 billion. On April 12, 2004, Sovereign announced that Sovereign and Seacoast agreed to amend the Sovereign/Seacoast merger agreement to allow Seacoast stockholders to elect to receive a portion of the merger consideration in cash. Under the terms of the amended Sovereign/Seacoast merger agreement, Seacoast stockholders may elect to receive a specified amount of cash or shares of Sovereign common stock, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 75% of the Seacoast shares of common stock will be exchanged for Sovereign common stock and 25% of the Seacoast shares of common stock will be exchanged for cash.

     Seacoast has $5.4 billion of assets and is a bank holding company based in New Bedford, Massachusetts and has 67 banking offices throughout Southeastern Massachusetts. Sovereign's acquisition of Seacoast is expected to close in the third quarter of 2004. Completion of the Sovereign/Seacoast transaction is subject to a number of conditions, including, but not limited to, the approval by 75% of the outstanding shares of Seacoast common stock of the amended Sovereign/Seacoast merger agreement and the receipt of required regulatory approvals.

     On March 9, 2004, Sovereign announced that it had entered into a merger agreement with Waypoint Financial Corp. ("Waypoint"), pursuant to which Waypoint will merge with and into Sovereign. The value of the Sovereign/Waypoint merger on March 9, 2004 was approximately $980 million. Under the terms of the Sovereign/Waypoint merger agreement, Waypoint shareholders may elect to receive $28.00 in cash or 1.262 shares of Sovereign common stock in exchange for each of their shares of Waypoint common stock, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 70% of the Waypoint shares of common stock will be exchanged for Sovereign common stock and 30% will be exchanged for cash.

     Waypoint is a bank holding company headquartered in Harrisburg, Pennsylvania, with assets of approximately $5.3 billion and deposits of $2.7 billion. Waypoint operates 65 community banking offices in ten counties in south-central Pennsylvania and northern Maryland. Sovereign expects to complete the Sovereign/Waypoint merger in the fourth quarter of 2004 or the first quarter of 2005. Completion of the Sovereign/Waypoint merger is subject to a number of customary conditions, including, but not limited to, the approval of the Sovereign/Waypoint merger agreement by Waypoint shareholders and the receipt of required regulatory approvals of the Sovereign/Waypoint merger.

                                  RISK FACTORS

     You should carefully consider the risks described in this prospectus and the accompanying prospectus supplement, in addition to the other information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

A DETERIORATION IN SOVEREIGN BANK'S FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOW COULD ADVERSELY AFFECT OUR ABILITY TO PAY PRINCIPAL OR INTEREST ON OUR INDEBTEDNESS AND DIVIDENDS ON OUR COMMON OR PREFERRED STOCK.

     In recent years, we have incurred a significant amount of debt at the holding company level in order to provide the capital necessary to support, in substantial part, our acquisition strategy. Our primary source of cash to make payments on our debt or to pay dividends to our shareholders is dividends and other contributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank's capital, liquidity, earnings and related regulatory capital and other requirements.

     A significant deterioration in Sovereign Bank's financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank's ability to pay cash dividends to us, which, in turn, would limit our ability to service our indebtedness and trust preferred expense or to pay dividends on our equity securities.

     There is also the potential for an economic downturn, market disruptions and other effects resulting from terrorist attacks in the United States or on United States interests, or those of its allies, abroad, and actions by the United States and other foreign governments in response thereto, any of which could adversely affect Sovereign Bank's financial condition, results of operations and cash flow.

OUR HOLDING COMPANY STRUCTURE ALSO RESTRICTS THE ABILITY OF SOVEREIGN BANK TO PROVIDE FUNDS TO US AND OUR ABILITY TO PAY DIVIDENDS AND MAKE DEBT PAYMENTS.

     Federal banking laws, regulations and policies also limit Sovereign Bank's ability to pay dividends and make other distributions to us. Sovereign Bank must obtain prior approval from the Office of Thrift Supervision, or the "OTS," to declare a dividend or make any other capital distribution if, after such dividend or distribution:

     - Sovereign Bank's total distributions to us within that calendar year would exceed 100% of Sovereign Bank's net income during the year plus retained net income for the prior two years; or

     - if Sovereign Bank is not adequately capitalized at the time.

     In addition, prior approval of the OTS would be required if Sovereign Bank's examination or Community Reinvestment Act ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS 30 days prior notice of the declaration of any dividend to us. The OTS may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, our rights and the rights of our creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank's creditors, including Sovereign Bank's depositors.

OUR INDEBTEDNESS MAY LIMIT OUR OPERATING FLEXIBILITY AND ABILITY TO PAY
DIVIDENDS.

     Our indebtedness at the holding company level could adversely impact our ability to meet regulatory requirements and to provide capital to Sovereign Bank to meet Sovereign Bank's regulatory requirements, respond to economic downturns or cushion a deterioration in Sovereign Bank's operating results. In addition, certain covenants related to the debt we have incurred impose material restrictions on us. These restrictions may limit our ability to engage in certain transactions, including the following:

     - certain types of mergers or consolidations;

     - paying dividends or other distributions to our shareholders;

     - making investments;

     - selling assets;

     - repurchasing our common stock;

     - borrowing additional money;

     - transactions with affiliates; and

     - granting liens.

     These restrictions could limit our ability to incur additional debt to provide capital to support Sovereign Bank, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment. Our syndicated credit facility also requires us to observe a number of financial covenants, the breach of which, absent waiver or amendment, could have a material adverse effect on us, and is secured by a pledge of Sovereign Bank's stock. This means that our ability to pledge the stock of Sovereign Bank to secure other obligations is limited.

AN ECONOMIC DOWNTURN MAY LEAD TO A DETERIORATION IN OUR ASSET QUALITY AND ADVERSELY AFFECT OUR EARNINGS AND CASH FLOW.

     Our business faces various material risks, including credit risk and the risk that the demand for our products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, our credit risk and litigation expense will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans we originate less profitable.

CHANGING INTEREST RATES MAY ADVERSELY AFFECT OUR PROFITS.

     To be profitable, we must earn more money from interest on loans and investments than the interest we pay to our depositors and lenders and the amount necessary to cover the cost of our operations. If interest rates decrease, our net interest income could be negatively affected if interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities, decreases more quickly than interest paid on interest-bearing liabilities, such as deposits and borrowings. This would cause our net income to go down. In addition, if interest rates decline, our loans and investments may be prepaid earlier than expected, which may also lower our income. Rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

WE EXPERIENCE INTENSE COMPETITION FOR LOANS AND DEPOSITS.

     Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, our most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in our areas of operation. Recently, we have experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. We compete primarily on the basis of products offered, customer service and price. A number of institutions with which we compete have greater assets and capital than we do and, thus, are better able to compete on the basis of price than we are.

WE ARE SUBJECT TO SUBSTANTIAL REGULATION WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     As a financial institution, we are subject to extensive regulation, which materially affects our business. Statutes, regulations and policies to which we and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of those laws and regulations by our regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us.

     In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of applicable "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on us and Sovereign Bank because, among other things, the regulatory capital requirements for bank holding companies and savings and loan holding companies are different. In addition, recent legislative proposals contemplate a transfer of jurisdiction over holding companies of savings and loan associations from the OTS to the Federal Reserve Board, which could elect to impose bank holding company regulations on Sovereign. If we were presently subject to the regulations governing bank holding companies, we would not meet applicable capital requirements and, as a result, we would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, our ability to engage in nonbanking activities in the future would be materially curtailed. We cannot determine if, when, or in what form such legislation may eventually be enacted. The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on us and Sovereign Bank.

     Existing federal regulations limit our ability to increase our commercial loans. We are required to maintain 65% of our assets in residential mortgage loans and certain other loans, including small business loans. We also cannot have more than 10% of our assets in large commercial loans that are not secured by real estate, more than 10% in small business loans, or more than four times our capital in commercial real estate loans. A small business loan is one with an original loan amount of less than $1 million, and a large commercial loan is a loan with an original loan amount of $1 million or more. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of our interest income could be adversely affected by these provisions. If the growth of our commercial loan portfolio continues at its current rate, we may exceed these regulatory limitations, requiring us to reduce the size of our commercial loan portfolio or take other actions which may adversely affect our net interest income.

FUTURE SALES OR ISSUANCES OF OUR COMMON STOCK OR EQUITY-RELATED SECURITIES IN THE PUBLIC MARKET OR IN CONNECTION WITH MERGERS AND ACQUISITIONS OR THE ISSUANCE OF SECURITIES SENIOR TO OUR COMMON STOCK COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our board of directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Sovereign common stock. As of March 31, 2004, we had no shares of preferred stock outstanding, and our authorized capital stock included 400,000,000 shares of common stock, no par value, of which 306,411,979 shares were outstanding. In addition, as of March 31, 2004, approximately 2,592,061 shares of our common stock were reserved for issuance to our employees, directors and officers pursuant to our stock option plans.

     On April 22, 2004, our stockholders approved an amendment to our articles of incorporation to increase our authorized shares of common to 800,000,000. Sovereign is not restricted from issuing additional common stock in a public offering or a private placement or from issuing shares of common or preferred stock in connection with any merger or acquisition. No prediction can be made as to the effect, if any, that future sales of issuances of shares of our common stock, equity-related securities or the availability of such securities for future sale will have on the trading price of our common stock.

                          THE SECURITIES WE MAY OFFER

     We may use this prospectus to offer up to $1,000,000,000 of:

     - debt securities;

     - preferred stock;

     - depositary shares;

     - common stock;

     - warrants;

     - stock purchase contracts; and

     - stock purchase units.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

                                   THE TRUSTS

     Each Trust is a statutory trust formed under Delaware law pursuant to a separate declaration of trust executed by us, as sponsor for such Trust, and the trustees of such Trust and the filing of a certificate of trust with the Delaware Secretary of State.

     Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

     - issuing the trust preferred securities;

     - investing the gross proceeds of the sale of the trust preferred securities in a specific series of our subordinated debt securities and, possibly, other Sovereign securities; and

     - engaging in only those other activities necessary or incidental thereto.

     All of the common securities of each Trust will be owned by us. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

     We will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable declaration of trust. Each Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Trust. The duties and obligations of the trustees will be governed by the declaration of trust. At least one of the trustees of each Trust will be one of our employees or officers who will act as the administrative trustee. One trustee of each Trust will be a financial institution that is not affiliated with us, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. We will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 300 Delaware Avenue, Suite 800, Wilmington, Delaware 19801.

                      THE SECURITIES THE TRUSTS MAY OFFER

     Each Trust may use this prospectus to offer up to $1,000,000,000 of trust preferred securities.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.

                                USE OF PROCEEDS

     Except as otherwise described in any prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions, repurchasing shares of our common stock, and providing advances to or investments in Sovereign Bank and other direct or indirect subsidiaries. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank and other direct or indirect subsidiaries, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

                     OUR RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Sovereign's consolidated ratios of earnings to fixed charges for the periods shown. For purposes of computing the ratios, earnings represent income before income taxes before adjustment for minority interests, plus fixed charges, less preference security dividend requirements of consolidated subsidiaries. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

                                                THREE MONTHS
                                                    ENDED
                                                  MARCH 31,          YEAR ENDED DECEMBER 31,
                                                -------------   ---------------------------------
                                                2004    2003    2003   2002   2001   2000    1999
                                                -----   -----   ----   ----   ----   ----    ----
Ratio of earnings to fixed charges:
  Including interest on deposits..............  1.70    1.49    1.70   1.48   1.11   N/A(1)  1.27
  Excluding interest on deposits..............  2.07    1.89    2.22   1.93   1.27   N/A(1)  1.48

---------------

(1) Sovereign incurred a net loss in 2000 and as a result had a deficiency of $93.8 million and $90.2 million for the ratio of earnings to fixed charges including interest and excluding interest, respectively.

                          DESCRIPTION OF COMMON STOCK

     We may issue, either separately or together with other securities, shares of common stock. Under our articles of incorporation, we are authorized to issue up to 800,000,000 shares of common stock. Upon our receipt of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Capital Securities" below.

                         DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer in any prospectus supplement relating to such series, together with the more detailed provisions of our articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement, of which this prospectus forms a part. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

GENERAL

     Under our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

     - the number of shares to be included in the series;

     - the designation, powers, preferences and rights of the shares of the series; and

     - the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.

     Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to our articles of incorporation. The term "board of directors" includes any duly authorized committee.

     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our and our subsidiaries' officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging a transaction to acquire us which is deemed undesirable by our board of directors.

     The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire any other shares of our capital stock.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

RANK

     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

     We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

     - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

     - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

     Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any of our other stock ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

     - all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

     - the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

CONVERSION AND EXCHANGE

     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

REDEMPTION

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof, or may be mandatorily redeemed at a certain date.

     Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

     Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of shares of preferred stock will have no voting rights, except:

     - as otherwise stated in the prospectus supplement;

     - as otherwise stated in the statement with respect to shares establishing such series; or

     - as required by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

GENERAL

     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF PREFERRED STOCK

     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

VOTING DEPOSITED PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

     We will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

     - all outstanding depositary shares have been redeemed; or

     - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their account.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

     Neither we nor the preferred stock depositary will be liable if we or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

GENERAL

     The debt securities offered by this prospectus will be our secured or unsecured obligations, and will be either senior debt, subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Except as specified in "Senior Debt," "Subordination," the fifth following paragraph or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this registration statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. To obtain copies of the indentures, please see "Where You Can Find More Information" or contact the applicable trustee.

     Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indentures will be BNY Midwest Trust Company.

     The indentures do not limit the total principal amount of debt securities that may be issued, and the indentures provide that debt securities of any series may be issued up to the total principal amount that we authorize from time to time. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness that may be incurred or the other securities that we or any of our affiliates may issue.

     Because we are a holding company, the claims of creditors of our subsidiaries, including Sovereign Bank, will have a priority over our rights as a shareholder of Sovereign Bank, and also over the rights of our creditors, including the holders of our debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation or recapitalization, except to the extent that we may be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers from our banking subsidiaries to us.

     The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that our senior, subordinated or junior subordinated debt securities may be issued in one or more series with different terms, in each case as we authorize from time to time. (Section 301)

     The senior securities may be unsecured or secured by certain of our assets, including the stock of Sovereign Bank we own, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other unsecured senior debt. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other subordinated debt or junior subordinated debt, respectively, and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of our senior debt (which in the case of the junior subordinated debt will also include subordinated debt) as described below under "Subordination."

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     - the designation and any limit on the total principal amount of such debt securities;

     - the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

     - the date or dates on which such debt securities will mature or method by which such dates can be determined;

     - the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

     - the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

     - the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

     - the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which we may defer interest payments;

     - the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

     - any terms by which such debt securities may be convertible into common stock (see "Description of Common Stock"), preferred stock (see "Description of Preferred Stock"), or any of our other capital securities (see "Description of Capital Securities") and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

     - any terms by which the principal of such debt securities will be exchangeable for capital securities and any terms creating a securities fund pursuant to which the proceeds of sales of capital securities may be designated on our books for the payment of any of the principal of such debt securities;

     - whether such debt securities are to be issuable as bearer securities and/or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

     - whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

     - if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

     - if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

     - any additional restrictive covenants included for the benefit of holders of such debt securities;

     - any additional events of default provided with respect to such debt securities;

     - information with respect to book-entry procedures, if any;

     - whether the debt securities will be repayable at the option of the holder in the event we are subject to a change in control;

     - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

     - the terms of any securities being offered together with or separately from the debt securities;

     - if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

     - any guarantees issued with respect to such debt securities; and

     - any security interests or other liens granted to secure such debt securities.

     Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Securities Exchange Act of 1934 to accommodate the trading of such debt security.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

     Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.

     Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent we designate for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) we initially designate with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, we must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     We shall not be required to:

     - issue, register the transfer of, or exchange debt securities of any particular series to be redeemed or exchanged for capital securities for a period of 15 days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;

     - register the transfer of or exchange any registered security selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

     - exchange any bearer security selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)

     Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to, bearer securities will be set forth in the applicable prospectus supplement.

TEMPORARY GLOBAL SECURITIES

     If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary such as Euroclear System and Clearstream Banking, societe anonyme, Luxembourg for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.

PERMANENT GLOBAL SECURITIES

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for definitive debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.

PAYMENTS AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement:

     - payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as we may appoint from time to time;

     - such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

     - payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)

     No payment with respect to any bearer security will be made at any office or paying agency we maintain in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency we designate in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section
1002)

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as we may appoint from time to time, except that, at our option, payment of any interest may be made by a check in such currency mailed to the holder at the holder's registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section
307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.

     The paying agents outside the United States we initially appoint for a series of debt securities will be named in the applicable prospectus supplement. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent outside the United States so

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

long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)

     All moneys we pay to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at our request, be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment. (Section 1003)

COVENANTS CONTAINED IN INDENTURES

     Unless an accompanying prospectus supplement provides otherwise, the indentures will provide that we may not:

     - sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless we retain direct ownership of at least 80% of the voting stock;

     - permit Sovereign Bank to merge or consolidate unless we directly own at least 80% of the voting stock of the surviving entity; or

     - convey or transfer Sovereign Bank's properties and assets substantially as an entirety to any other entity unless we directly own at least 80% of the voting stock of the entity. (Section 1005)

     With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)

     The senior indenture provides that we will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors' qualifying shares) without effectively providing that each series of senior securities be secured equally and ratably with (or prior to) such indebtedness. (Section 1004 of the senior indenture) The subordinated indenture does not contain a similar covenant.

     We are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision that would require us to repurchase, redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us that may adversely affect the creditworthiness of the debt securities.

     The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.

MODIFICATION AND WAIVER

     Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

     No such modification or amendment may, without the consent of the holder of each security so affected:

     - change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

     - reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security, the amount of principal payable upon the acceleration of its maturity;

     - change the place of payment or the currency in which principal or interest is payable, if any;

     - impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder's right of repayment, if any, at the option of the holder;

     - reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;

     - reduce the requirements contained in the applicable indenture for quorum or voting;

     - in the case of debt securities exchangeable for capital securities, impair any right to the delivery of capital securities in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

     - modify any of the above provisions. (Section 902)

     Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon our request or upon the request of holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)

     Except as limited by the preceding paragraph:

     - any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

     - any resolution with respect to any consent or waiver which may be given only by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding debt securities of that series; and

     - any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.

     If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section 1604)

EVENTS OF DEFAULT

     Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

     - default in payment of principal of or premium, if any, on any senior security of such series when due;

     - default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

     - default in the deposit of any sinking fund payment on any senior security of such series when due;

     - default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

     - certain events of our or Sovereign Bank's bankruptcy, insolvency or reorganization. (Section 501 of the senior indenture)

     Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of our bankruptcy. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital securities required to be delivered or any covenant to sell capital securities in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital securities, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital securities were to be exchanged. (Section 503 of the subordinated indenture)

     We are required to file annually with each trustee an officers' certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)

     Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section 508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)

     Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons or in the payment of any sinking fund installment with respect to debt securities of such series or in the exchange of capital securities for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)

DEFEASANCE

     We may terminate certain of our obligations under each indenture with respect to the debt securities of any series, including our obligations to comply with the covenants described under the heading "Covenants Contained in Indentures" above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is conditioned upon our delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve us of our obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section 401) This is called "covenant defeasance." The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.

SENIOR DEBT

     Except as may be described in an applicable prospectus supplement, senior debt is any obligation to our creditors, now outstanding or subsequently incurred, other than:

     - any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

     - obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (Section 101 of the junior subordinated indenture)); and

     - obligations evidenced by debt securities issued under the junior subordinated indenture.

SUBORDINATION

     The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all of our senior debt (as such term is defined above). In the event that we default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated securities, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.

     In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding, relating to us, our creditors or our property, any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors, or any other marshalling of our assets, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).

     In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any of our obligations ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from our remaining assets the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable, in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of our insolvency, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.

     The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)

CONVERSION OF CONVERTIBLE DEBT SECURITIES

     The holders of debt securities of a specified series that are convertible into our common stock or preferred stock will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) We are not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)

     Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into our common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

     - the issuance of our capital stock as a dividend or distribution on the common stock;

     - subdivisions and combinations of the common stock;

     - the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

     - the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described in the second paragraph below) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)

     In the event that we distribute any rights or warrants to acquire capital stock pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. We may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for our account or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. We reserve the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as we in our discretion shall determine to be advisable in order that certain stock-related distributions we make to our shareholders in the future shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of the common stock, a consolidation or merger involving us, or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)

     In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.

EXCHANGE FOR CAPITAL SECURITIES

     To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital securities as described under "Description of Capital Securities" below.

INFORMATION CONCERNING THE TRUSTEE

     The trustee serves as trustee under indentures for certain of our other debt.

     The trustee may, from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust

Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing the warrants, will be filed as an exhibit to a document incorporated by reference into the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.

GENERAL

     If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:

     - the title of the warrants;

     - the offering price for the warrants, if any;

     - the aggregate number of the warrants;

     - the designation and terms of the debt securities purchasable upon exercise of the warrants;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each of these securities;

     - if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

     - the dates on which the right to exercise the warrants begins and expires;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - whether the warrants represented by the warrant certificate or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

     - information with respect to any book-entry procedures;

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of certain United States federal income tax considerations;

     - any antidilution provisions of the warrants;

     - any redemption or call provisions applicable to the warrants; and

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     - the title of the warrants;

     - the offering price of the warrants, if any;

     - the aggregate number of the warrants;

     - the designation and terms of the common stock or preferred stock that is purchasable upon exercise of the warrants;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

     - the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the purchase price;

     - the dates on which the right to exercise the warrants begins and expires;

     - if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of certain United States federal income tax considerations;

     - any antidilution provisions of the warrants;

     - any redemption or call provisions applicable to the warrants; and

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     As described in the applicable prospectus supplement, warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in such prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price and the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENTS

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

     - the issuance of common stock as a dividend or distribution on the common stock;

     - subdivisions and combinations of our common stock;

     - the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 60 days after the date fixed for the determination of the shareholders entitled to receive such capital stock rights, at less than the current market price; and

     - the distribution to all holders of common stock of securities or other assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

     We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

     - before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

     - after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as such holder would have received if such common stock warrant was exercised immediately prior to the record date for such distribution.

     Common stock owned by or held for our account or any of our majority owned subsidiaries shall not be deemed outstanding for the purpose of any adjustment.

     Except as provided in the applicable prospectus supplement, no adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

     In the case of a reclassification or change of our common stock, a consolidation or merger involving us, or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our common stock, preferred stock or fractions thereof or a debt security or our debt obligation, or the debt obligation of a third party, including a U.S. Treasury security. Our common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

                       DESCRIPTION OF CAPITAL SECURITIES

     At March 31, 2004, our authorized capital consisted of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of March 31, 2004, there were 306,411,979 shares of our common stock outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than as described below under "Trust PIERS" and "Shareholder Rights Plan," and options granted under our stock option plans.

     On April 22, 2004, our stockholders approved an amendment to our articles of incorporation to increase our authorized shares of common stock to 800,000,000.

COMMON STOCK

     The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

     Prior to the issuance of any of our preferred stock that possesses voting rights (see "Preferred Stock" below), the holders of shares of common stock will possess exclusive voting rights on matters upon which shareholders have the right to vote. Each holder of shares of our common stock has one vote for each share held on matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors.

     The holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. In addition, our common stock is not subject to redemption.

     Our articles of incorporation authorize our board of directors to issue authorized shares of our common stock without shareholder approval. Our common stock is listed on the New York Stock Exchange under the symbol "SOV."

     In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our common stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding of our preferred stock.

PREFERRED STOCK

     Our board of directors is authorized to approve the issuance of our preferred stock, without any required approval of shareholders. Our board determines the rights, qualifications, restrictions, and limitations on each series of our preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of our common stock. Shares of our preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over our common stock, and may be convertible into our common stock.

TRUST PIERS

     In the first quarter of 2004, Sovereign Capital Trust IV, a special purpose statutory trust, issued 16,000,000 Contingent Convertible Trust Preferred Income Equity Redeemable Securities ("Trust PIERS"). Each Trust PIERS:

     - has a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets consist solely of junior subordinated debentures issued by us and warrants to purchase 1.6301 shares per warrant (subject to adjustment) of our common stock; and

     - is convertible, upon the satisfaction of certain conditions, at any time prior to March 1, 2034 (subject to redemption), into 1.6301 shares (subject to antidilution adjustments) of our common stock. The exercise price of the warrants is equal to the accreted value of the Trust PIERS (subject to antidilution adjustments). The accreted value of a Trust PIERS is equal to the sum of the initial purchase price of the Trust PIERS (i.e. $31.78) plus accrual of the discount (i.e. $18.22), calculated from March 1, 2004 to the date of exercise of the warrant at the all-in-yield of 7.41% per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 on March 1, 2034.

SHAREHOLDER RIGHTS PLAN

     We maintain a shareholder rights plan designed to protect shareholders from attempts to acquire control of us at an inadequate price. Under the shareholder rights plan, each outstanding share of our common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if our board of directors declares a person or group who has become a beneficial owner of at least 4.9% of our common stock or total voting power an "adverse person," as defined in the rights plan, as amended.

     After the rights become exercisable, the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either our common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     The rights can be redeemed at $.001 per right at any time by majority vote of our "continuing directors," as defined in the rights plan, as amended, and such other vote as required by law or our bylaws until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, our "continuing directors" can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

     Our articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock and the removal of our management. These provisions:

     - empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

     - divide our board of directors into three classes serving staggered three-year terms;

     - restrict the ability of shareholders to remove directors;

     - require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if the transaction is not approved, in advance, by our board of directors;

     - prohibit shareholders' actions without a meeting;

     - require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of our articles of incorporation;

     - require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

     - eliminate cumulative voting in elections of directors;

     - require an affirmative vote of at least two-thirds of total voting power in order for shareholders to repeal or amend our bylaws;

     - require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

     - provide that officers, directors, employees, agents and person who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.

     The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us which may have the effect of impeding a change in control. These provisions, among other things:

     - require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

     - prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to us at the present time, this legislation generally:

     - expands the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

     - provides that our board of directors need not consider the interests of any particular group as dominant or controlling;

     - provides that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     - provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     - provides that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

     - redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     - render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     - act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     We opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of our opt out from coverage for these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

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

                   DESCRIPTION OF TRUST PREFERRED SECURITIES
                              AND TRUST GUARANTEES

TRUST PREFERRED SECURITIES

     The declaration of trust pursuant to which each Trust is organized will be replaced by an amended and restated declaration of trust, which will authorize the trustees of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities. The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to us.

     The trust preferred securities will have such terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable declaration of trust or made part of such declaration of trust by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

     - the distinctive designation of such trust preferred securities;

     - the number of trust preferred securities issued by such Trust;

     - the annual distribution rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such distributions shall be payable;

     - whether distributions on trust preferred securities issued by such Trust will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by such Trust will be cumulative;

     - the amount or amounts which will be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

     - the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

     - the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust in exchange for such trust preferred securities;

     - the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust will be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the applicable declaration of trust; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the applicable declaration of trust or with applicable law.

     Pursuant to each declaration of trust, the property trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of distributions out of money held by the Trust, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by us to the extent described under "-- Trust Guarantees."

     Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each amended declaration of trust will authorize the administrative trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including distribution, conversion, redemption, voting, and liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon an event of default under the applicable declaration of trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by us.

     The property trustee and its affiliates may provide customary commercial banking services to us and certain of our subsidiaries and may participate in our various financing agreements in the ordinary course of its business.

TRUST GUARANTEES

     Set forth below is a summary of information concerning the trust guarantees that we will execute and deliver, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

     General. We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the trust guarantee payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following trust guarantee payments with respect to any series of trust preferred securities (to the extent not paid by the applicable Trust) will be subject to the trust guarantees (without duplication):

     - any accrued and unpaid distributions that are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

     - the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

     - upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of:

     - the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities of such series to the date of payment; and

     - the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.

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     Our obligation to make a trust guarantee payment may be satisfied by our direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.

     Our Covenants. In each trust guarantee, except as may be provided in an applicable prospectus supplement, we will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the applicable declaration of trust, then:

     - We will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our common stock other than:

      - purchases or acquisitions of shares of common stock in connection with our satisfaction of obligations under any employee benefit plan;

      - as a result of a reclassification of our common stock or the exchange or conversion of one class or series of our common stock for another class or series of our common stock;

      - the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of such common stock or the security being converted or exchanged; or

      - purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders pursuant to our dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and

     - We will not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), issued by us which rank on a parity with or junior to such debt securities, other than at stated maturity.

     Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.

     Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:

     - upon full payment of the redemption price of all trust preferred securities of such Trust;

     - upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or

     - upon full payment of the amounts payable in accordance with the declaration of trust upon liquidation of such Trust. Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.

     The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.

     Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute our unsecured obligation and will rank:

     - subordinate and junior in right of payment to all of our other liabilities;

     - on a parity with the most senior preferred or preference stock, if any, we issue hereafter and with any guarantee we enter into hereafter in respect of any preferred or preference stock or interests of any of our affiliates; and

     - senior to our common stock.

     Each declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.

     Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the property trustee to be held for the benefit of any series of trust preferred securities. The property trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the property trustee. If the property trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against us to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.

     Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.

                           CERTAIN TAX CONSIDERATIONS

     The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.

                              PLAN OF DISTRIBUTION

     We may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by ourselves directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the offered securities and the proceeds we will receive from such sale;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which such offered securities may be listed.

     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of the offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected through the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     We may sell offered securities directly to one or more institutional purchasers, or through agents we designate from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     In addition, shares of common stock may be issued upon conversion of or in exchange for debt securities, preferred stock or depositary shares.

     Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

     Each series of offered securities may be a new issue of securities and may have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                              ERISA CONSIDERATIONS

     Our subsidiary, Manchester Trust Bank, provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, we and any of our direct or indirect subsidiaries may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which we or any of our direct or indirect subsidiaries is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

     Stevens & Lee, P.C., Philadelphia, Pennsylvania, will act as our legal counsel and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.

                                    EXPERTS

     Our consolidated financial statements at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements referred to above are incorporated by reference in this prospectus in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                  $300,000,000

                            (SOVEREIGN BANCORP LOGO)
                           Senior Floating Rate Notes
                                    Due 2006

                           -------------------------

                             PROSPECTUS SUPPLEMENT
                                August 24, 2004
                           -------------------------

                                    JPMORGAN

                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.